Exhibit 5.1

LAW OFFICES OF
HAROLD P. GEWERTER, ESQ., LTD.
___________________________________________   _________________
Harold P. Gewerter, Esq.

January 26, 2011

Clean Wind Energy Tower, Inc.
1997 Annapolis Exchange Parkway, Suite 300
Annapolis, MD 21401

Re:           Registration Statement on Form S-1/A as filed January 26, 2011

Gentlemen:

We have acted as counsel to Clean Wind Energy Tower, Inc., a  Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1/A (the “Registration Statement”), as filed on January 26, 2011, relating to the resale by certain stockholders of the Company named in the Registration Statement (the “Selling Security Holders”) of up to 6,773,682 shares of Common Stock of the Company, par value $0.0001 per share (the “Shares”), issued to the Selling Security Holders.

We have examined such instruments, documents and records as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion relates solely to the corporate laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction.

Sincerely,

/s/ Harold P. Gewerter

Harold P. Gewerter, Esq.

HPG/ma

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2705 Airport Drive, North Las Vegas, Nevada 89032
Telephone: (702) 382-1714 ♦  Facsimile: (702) 382-1759